Exhibit 5.1

July 30, 2014

Board of Directors
Nova LifeStyle, Inc.
6565 E. Washington Blvd
Commerce, California  90040

Re:           Nova LifeStyle, Inc. 2014 Omnibus Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Nova LifeStyle, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission.  Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 4,000,000 shares of the Company’s Common Stock, par value $.001 per share (the “Plan Shares”), which are issuable as stock awards, stock unit awards or upon the exercise of stock options which may be granted in the future pursuant to the Nova LifeStyle, Inc. 2014 Omnibus Long-Term Incentive Plan (the “Plan”).

The opinion hereinafter set forth is given with regard to the Registration Statement, at the request of the Company, pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.  The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no opinion is implied or to be inferred beyond such matter.  Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the record of corporate proceedings, and the Plan.  In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.  As to various factual matters that are material to our Opinion, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives.  In addition, for purposes of the Opinion, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock, par value $.001 per share, will be available for issuance when the Plan Shares are issued.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Nova LifeStyle, Inc.
July 30, 2014

We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of Chapter 78 of the Nevada Revised Statutes as now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the issuance of the Plan Shares.  The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)
the Plan Shares, when issued upon the grant of stock options, stock appreciation rights, restricted stock, restricted stock unit, unrestricted stock, and performance awards granted in accordance with the terms of the Plan against payment in full of the exercise price therefore, if any, established in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ McKENNA LONG & ALDRIDGE LLP

McKENNA LONG & ALDRIDGE LLP